CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                  Three Months Ended March 31,

     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              1997              1996


     Primary Earnings Per Share

     Reconciliation of net loss per Statements of Operations to amount used in primary earnings per share computation:

               Net loss                                                     ($610)           ($424)
               Preferred dividend requirement                                (102)            (102)

               Accretion in carrying value of preferred                        (9)              (9)


               Net loss, as adjusted                                        ($721)           ($535)




     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings share computation:


               Weighted average number of common shares

                    outstanding                                             2,609            2,617


               Add weighted average number of shares
                    from assumed exercise of stock options



               Weighted average number of shares of common
                    stock and equivalents outstanding                       2,609            2,617




     Net loss per common and common equivalent share                      ($0.28)          ($0.20)





                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                   Three Months Ended March 31,

     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         1997                 1996

     Fully Diluted Earnings Per Share
     Reconciliation of net loss per Statements

          of Operations to amount used in fully diluted

          earnings per share computation:


               Net loss                                                 ($610)               ($424)



     Reconciliation of weighted average number of shares

          outstanding, as adjusted, per primary

          on preceding page, to amount used in fully earnings per share computation:


               Weighted average number of shares

                    as adjusted per primary computation

                    preceding page                                      2,609                2,617


               Add shares issuable from assumed
                    8 1/2 % cumulative convertible                          713                  713



               Weighted average number of shares of
                    stock and equivalents outstanding                   3,322                3,330




     Fully Diluted Earnings Per Share                                  *                    *


     * Anti-dilutive
